Item 77I Deutsche Global Income Builder Fund
(a series of Deutsche Market Trust)

Class R6 shares for Deutsche Global Income Builder
Fund (formerly DWS Global Income Builder Fund) became effective on August 25, 2014. Class R6 shares are sold solely to participants in certain retirement plans, without a front-end sales load, a CDSC, a distribution fee or a service fee.




 For internal use only
S:\Shared\Financial Reporting\Deam\Production\2014\10.2014\N-
SAR\N-SAR Backup\Deutsche Market Trust\Exhibit 77I Market Trust -
Global Income Builder New Class R6.Docx
 For internal use only

 For internal use only